Exhibit 15.4

CONSENT

We hereby consent to the reference to our Plaza Centers Portfolio Valuation report that contains the valuation of the Duna Plaza, located at Váci út 178., H-1139 Budapest, Hungary in this Annual Report on Form 20-F/A of Elbit Imaging Ltd. for the year ended December 31, 2007 and to the incorporation by reference of this Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852 ,No. 333-136684 and NO. 333-152820) filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ James Kinnell

BSc (Hons) Mphil, MRICS

Budapest, Hungary

November 17, 2008